Mail Stop 3628
                                                              August 24, 2020

    Brian T. Stevens
    Vice President and Controller
    Mercedes-Benz Financial Services USA LLC
    36455 Corporate Drive
    Farmington Hills, Michigan 48331

            Re:    Mercedes-Benz Auto Lease Trust 2019-A
                   Form 10-K for Fiscal Year Ended December 31, 2019 Filed March 27, 2020
                   File No. 333-208533-07

    Dear Mr. Stevens:

           We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                              Sincerely,

                                                              /s/ Arthur C.
Sandel

                                                              Arthur C. Sandel
                                                              Special Counsel
                                                              Office of
Structured Finance


    cc:     Siegfried P. Knopf, Esq., Sidley Austin LLP
            Steven C. Poling, Esq., Mercedes-Benz Financial